Exhibit 99.1

Contact: Jeff Harkins Investor Relations 940-297-3877 jharkins@sallybeauty.com

Sally Beauty Holdings Reports Fourth Quarter and Full Year Fiscal 2024 Results

•	Q4 Consolidated Net Sales Increased 1.5% and Consolidated Comparable Sales Increased 2.0%

•	Q4 GAAP Operating Margin Expanded 50 Basis Points to 8.8%, and Adjusted Operating Margin Expanded 80 Basis Points to 9.4%

•	Strong Q4 Cash Flow from Operations of $111 Million Utilized to Repay Outstanding Balance of $45 Million on ABL Credit Facility and Fund $10 Million in Share Repurchases

•	Beauty Systems Group Acquires Professional Beauty Distributor in Florida

•	Company Provides Fiscal 2025 Guidance

DENTON, Texas, November 14, 2024 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its fourth quarter and full year ended September 30, 2024. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2024 Fourth Quarter Summary

•	Consolidated net sales of $935 million, an increase of 1.5% compared to the prior year;

•	Consolidated comparable sales increase of 2.0%;

•	Global e-commerce sales of $91 million, representing 9.8% of net sales;

•	GAAP gross margin expanded 60 basis points to 51.2%;

•	GAAP operating earnings of $82 million and GAAP operating margin of 8.8%; Adjusted Operating Earnings of $88 million and Adjusted Operating Margin of 9.4%;

•	GAAP diluted net earnings per share of $0.46 and Adjusted Diluted Net Earnings Per Share of $0.50; and

•	Cash flow from operations of $111 million and Operating Free Cash Flow of $73 million.

Fiscal 2024 Full Year Summary

•	Consolidated net sales of $3.72 billion, a decrease of 0.3% compared to the prior year;

•	Consolidated comparable sales increase of 0.3%;

•	Global e-commerce sales of $364 million, representing 9.8% of net sales;

•	GAAP gross margin of 50.9%, flat to the prior year, and Adjusted Gross Margin increased to 50.9% compared to 50.8% in the prior year;

•	GAAP operating earnings of $283 million and GAAP operating margin of 7.6%, Adjusted Operating Earnings of $315 million and Adjusted Operating Margin of 8.5%;

•	GAAP diluted net earnings per share of $1.43 and Adjusted Diluted Net Earnings Per Share of $1.69; and

•	Cash flow from operations of $247 million and Operating Free Cash Flow of $145 million.

“We are pleased to conclude our fiscal year with strong fourth quarter results, reflecting continued momentum across both our Sally Beauty and Beauty Systems Group segments,” said Denise Paulonis, president and chief executive officer. “We delivered a second consecutive quarter of positive comparable sales across both business units in combination with healthy gross margins, which resulted in adjusted operating margin expansion of 80 basis points to 9.4%. Additionally, we generated strong cash flow from operations, which was deployed to complete another strategic acquisition for Beauty Systems Group, invest in our strategic initiatives, further reduce our debt levels, and return value to shareholders through our share repurchase program.”

“We are carrying this operating and financial strength into fiscal 2025, remaining focused on driving consistent profitable growth and delivering value to shareholders. Our teams are continuing to advance our strategic initiatives related to enhancing our customer centricity, growing our high margin own brands and amplifying innovation, and increasing the efficiency of our operations.”

Beauty Systems Group Announces Strategic Acquisition of Exclusive Beauty Supplies

In the fourth quarter of fiscal 2024, Beauty Systems Group acquired certain assets of Exclusive Beauty Supplies of Florida, a leading professional beauty distributor. The acquisition adds three stores and seven direct sales consultants, as well as distribution rights for major brands, including Moroccanoil®, Olaplex®, Rusk® and Verb®, which also apply to our 75 Cosmo Prof stores in the state of Florida.

Fiscal 2024 Fourth Quarter Operating Results

Fourth quarter consolidated net sales were $935.0 million, an increase of 1.5% compared to the prior year. Foreign currency translation had an unfavorable impact of 30 basis points on consolidated net sales for the quarter. The Company was operating 26 fewer stores at the end of the quarter compared to the prior year. At constant currency, global e-commerce sales were $91 million, or 9.8% of consolidated net sales, for the quarter.

Consolidated comparable sales increased 2.0%, driven primarily by an improvement in new and reactivated customer trends at Sally Beauty as key strategic initiatives continue to mature and the continued momentum at Beauty Systems Group driven by expanded brand and territory distribution.

Consolidated gross profit for the fourth quarter was $479.2 million compared to $466.6 million in the prior year, an increase of 2.7%. Consolidated GAAP gross margin was 51.2%, an increase of 60 basis points compared to 50.6% in the prior year, driven primarily by lower distribution and freight costs from supply chain efficiencies.

GAAP selling, general and administrative (SG&A) expenses totaled $397.4 million, an increase of $6.8 million compared to the prior year. As a percentage of sales, SG&A expenses were 42.5% compared to 42.4% in the prior year. Adjusted Selling, General and Administrative Expenses, excluding the costs related to the Company’s fuel for growth initiative, COVID-19-related net expenses from the prior year, restructuring efforts and other expenses, totaled $391.2 million, an increase of $3.9 million compared to the prior year. The increase was driven primarily by higher labor and other compensation-related expenses, and increased advertising expenses, partially offset by $5.5 million in savings from our fuel for growth initiative. As a percentage of sales, Adjusted SG&A expenses were 41.8% compared to 42.0% in the prior year.

GAAP operating earnings and operating margin in the fourth quarter were $82.3 million and 8.8%, compared to $76.9 million and 8.3%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the costs related to the Company’s fuel for growth initiative, COVID-19-related net expenses from the prior year, restructuring efforts and other expenses, were $88.0 million and 9.4%, compared to $79.3 million and 8.6%, in the prior year.

GAAP net earnings in the fourth quarter were $48.1 million, or $0.46 per diluted share, compared to GAAP net earnings of $42.6 million, or $0.39 per diluted share, in the prior year. Adjusted Net Earnings, excluding the costs related to the Company’s fuel for growth initiative, COVID-19-related net expenses and the loss on debt extinguishment from the prior year, restructuring efforts and other expenses, were $52.3 million, or $0.50 per diluted share, compared to Adjusted Net Earnings of $45.7 million, or $0.42 per diluted share, in the prior year. Adjusted EBITDA in the fourth quarter was $118.1 million, an increase of 8.1% compared to the prior year, and Adjusted EBITDA Margin was 12.6%, an increase of 70 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of September 30, 2024, the Company had cash and cash equivalents of $108 million and no outstanding borrowings under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.04 billion, up 6.3% versus a year ago. The Company ended the quarter with a net debt leverage ratio of 2.0x.

Fourth quarter cash flow from operations was $110.7 million. Capital expenditures in the quarter totaled $37.4 million. During the quarter, the Company utilized its strong cash flow to acquire assets from Exclusive Beauty Supplies in Florida for $7.5 million, repay the remaining $45 million outstanding balance under its asset-based revolving line of credit, and repurchase 0.8 million shares under its share repurchase program at an aggregate cost of $10 million.

Fiscal 2024 Fourth Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $534.1 million in the quarter, an increase of 1.8% compared to the prior year. The segment had an unfavorable impact of 50 basis points from foreign currency translation on reported sales and operated 19 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $38 million, or 7.1% of segment net sales, for the quarter.

•	Segment comparable sales increased 2.6% in the fourth quarter, primarily reflecting an improvement in new and reactivated customer trends as key strategic initiatives continue to mature.

•	At the end of the quarter, segment store count was 3,129.

•

GAAP gross margin increased by 120 basis points to 60.4% compared to the prior year. The increase was driven primarily by higher product margin resulting from enhanced promotional strategies and lower distribution and freight costs from supply chain efficiencies.

•	GAAP operating earnings were $92.9 million compared to $78.5 million in the prior year, representing an increase of 18.4%. GAAP operating margin increased to 17.4% compared to 15.0% in the prior year.

Beauty Systems Group

•

Segment net sales were $401.0 million in the quarter, an increase of 1.0% compared to the prior year. The segment had an unfavorable impact of 10 basis points on reported sales from foreign currency translation and operated 7 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $53 million, or 13.3% of segment net sales, for the quarter.

•	Segment comparable sales increased 1.3% in the fourth quarter, primarily reflecting the continued momentum at Beauty Systems Group from expanded brand and territory distribution.

•	At the end of the quarter, segment store count was 1,331.

•

GAAP gross margin decreased 30 basis points to 39.0% in the quarter compared to the prior year, driven primarily by lower product margin related to brand mix, partially offset by lower distribution and freight costs from supply chain efficiencies.

•

GAAP operating earnings were $44.0 million in the quarter, a decrease of 3.6% compared to $45.7 million in the prior year. GAAP operating margin in the quarter was 11.0% compared to 11.5% in the prior year.

•	At the end of the quarter, there were 652 distributor sales consultants compared to 670 in the prior year.

Fiscal Year 2025 Guidance*

The Company is providing the following guidance for fiscal year 2025:

First Quarter

•	Consolidated net sales and comparable sales are expected to be flat to up 2% compared to the prior year

•	Adjusted Operating Margin is expected to be in the range of 8.0% to 8.4%

Full Year

•	Consolidated net sales and comparable sales are expected to be flat to up 2% compared to the prior year

•	Adjusted Operating Margin is expected to be in the range of 8.5% to 9.0%

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast at approximately 7:30 a.m. Central Time today, November 14, 2024, to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 3549572#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, November 14, 2024, through November 28, 2024, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 1471652#. A website replay will also be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as Cosmo Prof® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccanoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2024. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (“GAAP”), and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of inventory related to the Company’s distribution center consolidation and store optimization plan for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding costs related to the Company’s fuel for growth initiative, costs related to the Company’s restructuring plans, COVID-19-related net expenses and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s fuel for growth initiative, costs related to the Company’s restructuring plans, COVID-19-related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s fuel for growth initiative, costs related to the Company’s restructuring plans, net expenses related to COVID-19 and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s fuel for growth initiative, tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, tax-effected expenses related to the loss on debt extinguishment and other tax-effected expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s fuel for growth initiative, tax-effected related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, tax-effected expenses related to the loss on debt extinguishment and other tax-effected expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2024	2023	Percentage Change	2024	2023	Percentage Change
Net sales	$935,028	$921,356	1.5%	$3,717,031	$3,728,131	(0.3)%
Cost of products sold	455,827	454,794	0.2%	1,826,699	1,829,951	(0.2)%

Gross profit	479,201	466,562	2.7%	1,890,332	1,898,180	(0.4)%
Selling, general and administrative expenses	397,371	390,526	1.8%	1,607,674	1,555,946	3.3%
Restructuring	(436)	(872)	50.0%	(75)	17,205	(100.4)%

Operating earnings	82,266	76,908	7.0%	282,733	325,029	(13.0)%
Interest expense	17,864	19,717	(9.4)%	76,408	72,979	4.7%

Earnings before provision for income taxes	64,402	57,191	12.6%	206,325	252,050	(18.1)%
Provision for income taxes	16,346	14,610	11.9%	52,911	67,450	(21.6)%

Net earnings	$48,056	$42,581	12.9%	$153,414	$184,600	(16.9)%

Earnings per share:
Basic	$0.47	$0.40	17.5%	$1.48	$1.72	(14.0)%
Diluted	$0.46	$0.39	17.9%	$1.43	$1.69	(15.4)%

Weighted average shares:
Basic	102,336	107,181		103,939	107,332
Diluted	105,346	109,098		106,933	109,336

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.2%	50.6%	60	50.9%	50.9%	0
Selling, general and administrative expenses	42.5%	42.4%	10	43.3%	41.7%	160
Consolidated operating margin	8.8%	8.3%	50	7.6%	8.7%	(110)
Effective tax rate	25.4%	25.5%	(10)	25.6%	26.8%	(120)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,
	2024	2023
Cash and cash equivalents	$107,961	$123,001
Trade and other accounts receivable	92,188	75,875
Inventory	1,036,624	975,218
Other current assets	68,541	53,903

Total current assets	1,305,314	1,227,997
Property and equipment, net	269,872	297,779
Operating lease assets	582,573	570,657
Goodwill and other intangible assets	598,226	588,252
Other assets	36,914	40,565

Total assets	$2,792,899	$2,725,250

Current maturities of long-term debt	$4,127	$4,173
Accounts payable	269,424	258,884
Accrued liabilities	162,950	163,366
Current operating lease liabilities	136,068	150,479
Income taxes payable	20,100	2,355

Total current liabilities	592,669	579,257
Long-term debt, including capital leases	978,255	1,065,811
Long-term operating lease liabilities	479,616	455,071
Other liabilities	22,066	23,139
Deferred income tax liabilities, net	91,758	93,224

Total liabilities	2,164,364	2,216,502
Total stockholders’ equity	628,535	508,748

Total liabilities and stockholders’ equity	$2,792,899	$2,725,250

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2024	2023	Percentage Change	2024	2023	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$534,074	$524,556	1.8%	$2,107,089	$2,139,206	(1.5)%
Beauty Systems Group (“BSG”)	400,954	396,800	1.0%	1,609,942	1,588,925	1.3%

Total net sales	$935,028	$921,356	1.5%	$3,717,031	$3,728,131	(0.3)%

Operating earnings:
SBS	$92,932	$78,483	18.4%	$334,319	$358,474	(6.7)%
BSG	44,025	45,672	(3.6)%	178,420	181,275	(1.6)%

Segment operating earnings	136,957	124,155	10.3%	512,739	539,749	(5.0)%
Unallocated expenses (1)	55,127	48,119	14.6%	230,081	197,515	16.5%
Restructuring	(436)	(872)	50.0%	(75)	17,205	(100.4)%
Interest expense	17,864	19,717	(9.4)%	76,408	72,979	4.7%

Earnings before provision for income taxes	$64,402	$57,191	12.6%	$206,325	$252,050	(18.1)%

Segment gross margin:	2024	2023	Basis Point Change	2024	2023	Basis Point Change
SBS	60.4%	59.2%	120	59.7%	59.2%	50
BSG	39.0%	39.3%	(30)	39.3%	39.8%	(50)
Segment operating margin:
SBS	17.4%	15.0%	240	15.9%	16.8%	(90)
BSG	11.0%	11.5%	(50)	11.1%	11.4%	(30)
Consolidated operating margin	8.8%	8.3%	50	7.6%	8.7%	(110)

(1)

Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. Additionally, unallocated expenses include costs associated with our Fuel for Growth initiative.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2024
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)		As Adjusted (Non-GAAP)
Cost of products sold	$455,827	$—	$—		$455,827
Consolidated gross margin	51.2%				51.2%
Selling, general and administrative expenses	397,371	—	(6,191)		391,180
SG&A expenses, as a percentage of sales	42.5%				41.8%
Restructuring	(436)	436	—		—
Operating earnings	82,266	(436)	6,191		88,021
Operating margin	8.8%				9.4%
Interest expense	17,864	—	—		17,864
Earnings before provision for income taxes	64,402	(436)	6,191		70,157
Provision for income taxes (4)	16,346	(113)	1,592		17,825

Net earnings	$48,056	$(323)	$4,599		$52,332

Earnings per share: (5)
Basic	$0.47	$(0.00)	$0.05		$0.51
Diluted	$0.46	$(0.00)	$0.04		$0.50

	Three Months Ended September 30, 2023
	As Reported (GAAP)	Restructuring (1)	COVID and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$454,794	$—	$—	$—	$454,794
Consolidated gross margin	50.6%				50.6%
Selling, general and administrative expenses	390,526	(606)	(2,649)	—	387,271
SG&A expenses, as a percentage of sales	42.4%				42.0%
Restructuring	(872)	872	—	—	—
Operating earnings	76,908	(266)	2,649	—	79,291
Operating margin	8.3%				8.6%
Interest expense	19,717	—	—	(1,793)	17,924
Earnings before provision for income taxes	57,191	(266)	2,649	1,793	61,367
Provision for income taxes (4)	14,610	(181)	779	461	15,669

Net earnings	$42,581	$(85)	$1,870	$1,332	$45,698

Earnings per share: (5)
Basic	$0.40	$(0.00)	$0.02	$0.01	$0.43
Diluted	$0.39	$(0.00)	$0.02	$0.01	$0.42

(1)

For the three months ended September 30, 2024 and 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan.

(2)

For the three months ended September 30, 2024, Fuel for Growth and other represents expenses related to consulting services and severance expenses. For the three months ended September 30, 2023, COVID and other relates primarily to obsolete personal-protective equipment (“PPE”) related to store supplies in selling, general and administrative expense.

(3)	Loss on debt extinguishment relates to the repricing of our Term Loan B due 2030, which included a the write-off of unamortized deferred financing costs of $1.8 million.
(4)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

(5)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2024
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,826,699	$—	$—	$—	$1,826,699
Consolidated gross margin	50.9%				50.9%
Selling, general and administrative expenses	1,607,674	—	(31,951)	—	1,575,723
SG&A expenses, as a percentage of sales	43.3%				42.4%
Restructuring	(75)	75	—	—	—
Operating earnings	282,733	(75)	31,951	—	314,609
Operating margin	7.6%				8.5%
Interest expense	76,408	—	—	(4,261)	72,147
Earnings before provision for income taxes	206,325	(75)	31,951	4,261	242,462
Provision for income taxes (4)	52,911	(20)	8,210	1,095	62,196

Net earnings	$153,414	$(55)	$23,741	$3,166	$180,266

Earnings per share: (5)
Basic	$1.48	$(0.00)	$0.23	$0.03	$1.73
Diluted	$1.43	$(0.00)	$0.22	$0.03	$1.69

	Twelve Months Ended September 30, 2023
	As Reported (GAAP)	Restructuring (1)	COVID-19 and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,829,951	$5,789	$—	$—	$1,835,740
Consolidated gross margin	50.9%				50.8%
Selling, general and administrative expenses	1,555,946	(606)	(3,701)	—	1,551,639
SG&A expenses, as a percentage of sales	41.7%				41.6%
Restructuring	17,205	(17,205)	—	—	—
Operating earnings	325,029	12,022	3,701	—	340,752
Operating margin	8.7%				9.1%
Interest expense	72,979	—	—	(1,793)	71,186
Earnings before provision for income taxes	252,050	12,022	3,701	1,793	269,566
Provision for income taxes (4)	67,450	2,928	(1,651)	461	69,188

Net earnings	$184,600	$9,094	$5,352	$1,332	$200,378

Earnings per share: (5)
Basic	$1.72	$0.08	$0.05	$0.01	$1.87
Diluted	$1.69	$0.08	$0.05	$0.01	$1.83

(1)

For fiscal years 2024 and 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $5.8 million in cost of products sold related to adjustments to our expected obsolescence reserve during fiscal year 2023.

(2)

For fiscal year 2024, Fuel for Growth and other represents expenses related to consulting services and severance expenses. For fiscal year 2023, COVID-19 and other primarily relates obsolete PPE related to store supplies in selling, general and administrative expenses and to use taxes around the donation of personal protection merchandise.

(3)

For fiscal year 2024, loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025 and the repricing of our Term Loan B due 2030. In connection with the repayment of our senior notes, we recognized a write-off of $2.0 million in unamortized deferred financing costs and $0.5 million in overlapping interest, net of interest earned on short-term cash equivalents, on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032. In connection with the repricing of our Term Loan B, we recognized a write-off of unamortized deferred financing costs of $1.7 million. For fiscal year 2023, loss on debt extinguishment relates to the repricing of our Term Loan B, which resulted in the write-off of unamortized deferred financing costs of $1.8 million.
(4)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for fiscal year 2023, provision for income taxes, within COVID-19 and other, includes additional $2.7 million in taxes and interest for the one-time transition tax on unrepatriated foreign earnings (“Repatriation Tax”). The Repatriation Tax in the prior year has been reclassified, from loss on extinguishment to COVID-19 and other, to reflect current year presentation.

(5)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2024	2023	Percentage Change	2024	2023	Percentage Change
Net earnings	$48,056	$42,581	12.9%	$153,414	$184,600	(16.9)%
Add:
Depreciation and amortization	26,205	26,639	(1.6)%	109,738	102,412	7.2%
Interest expense	17,864	19,717	(9.4)%	76,408	72,979	4.7%
Provision for income taxes	16,346	14,610	11.9%	52,911	67,450	(21.6)%

EBITDA (non-GAAP)	108,471	103,547	4.8%	392,471	427,441	(8.2)%
Share-based compensation	3,912	3,339	17.2%	17,172	15,862	8.3%
Restructuring	(436)	(266)	(63.9)%	(75)	12,022	(100.6)%
Fuel for Growth and Other	6,191	—	100.0%	31,951	—	100.0%
COVID-19	—	2,649	(100.0)%	—	3,701	(100.0)%

Adjusted EBITDA (non-GAAP)	$118,138	$109,269	8.1%	$441,519	$459,026	(3.8)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	12.6%	11.9%	70	11.9%	12.3%	(40)

	2024	2023	Percentage Change	2024	2023	Percentage Change
Operating Free Cash Flow:
Net cash provided by operating activities	$110,673	$116,540	(5.0)%	$246,528	$249,311	(1.1)%
Less:
Payments for property and equipment, net	37,357	26,946	38.6%	101,165	90,742	11.5%

Operating free cash flow (non-GAAP)	$73,316	$89,594	(18.2)%	$145,363	$158,569	(8.3)%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of September 30,
	2024	2023	Change
Number of stores:
SBS stores	3,129	3,148	(19)
BSG:
Company-operated stores	1,200	1,206	(6)
Franchise stores	131	132	(1)

Total BSG	1,331	1,338	(7)

Total consolidated	4,460	4,486	(26)

Number of BSG distributor sales consultants (1)	652	670	(18)

(1)	BSG distributor sales consultants (DSC) include 190 and 193 sales consultants employed by our franchisees at September 30, 2024 and 2023, respectively.

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2024	2023	Basis Point Change	2024	2023	Basis Point Change
Comparable sales growth (decline):
SBS	2.6%	(1.2)%	380	(0.7)%	3.4%	(410)
BSG	1.3%	(2.3)%	360	1.6%	(1.3)%	290
Consolidated	2.0%	(1.6)%	360	0.3%	1.4%	(110)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full-service sales. Our comparable sales amounts exclude the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquired stores is excluded from our comparable sales calculation until 14 months after the acquisition.